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                                                                   Exhibit 10.17
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                        ADDENDUM TO EMPLOYMENT AGREEMENT

      WHEREAS, Wyndham International, Inc. (the "Company") and Fred J. Kleisner (the "Executive") are parties to that certain Executive Employment Agreement effective as of March 27, 2000 (the "Employment Agreement"); and

      WHEREAS, the Company and the Executive wish to amend certain provisions of the Employment Agreement as specified in this Addendum to Employment Agreement (this "Addendum");

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree that effective July 13, 2001, the Employment Agreement is amended as hereinafter set forth.

      1. Certain Defined Terms. Capitalized terms not otherwise defined herein
         ---------------------
shall have the meanings ascribed to such terms in the Employment Agreement.

      2. Amendments to Subparagraph 8(d). The following sentence is hereby
         -------------------------------
inserted between the second and third sentences of the first paragraph of subparagraph 8(d):

            Notwithstanding the immediately preceding sentence, the Restricted Unit Award granted to Executive on April 12, 2001 shall not vest immediately upon such Date of Termination and shall instead vest in accordance with the terms of such Restricted Unit Award.

            The introductory phrase in the sentence of Subparagraph 8(d) immediately preceding Subparagraph 8(d)(1) of the Employment Agreement is hereby deleted and replaced with the following:

            In addition, subject to signing by Executive of the general release of claims in the form attached to the Addendum as Attachment A:

      3. Amendments to Subparagraph 8(g). The words "paragraph 18" in
         -------------------------------
subparagraph 8(g)(aa) of the Employment Agreement are hereby deleted and replaced with "paragraph 17".

            The last paragraph of Subparagraph (8)(g) is hereby deleted in its entirety and replaced with the following:

                  If Executive is entitled to a severance payment pursuant to subparagraph 8(d)(1), Executive may elect, by delivering written notice of such election to Employer prior to the tenth day following the Date of Termination, to have the payment of the Escrowed Severance Payment governed by a Severance Escrow Agreement in the form attached to the Addendum as Attachment B (the

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            "Severance Escrow Agreement"), whereupon the parties shall within fifteen days following the Date of Termination enter into such Severance Escrow Agreement.

      4. Amendment to Subparagraph 9(a). Subparagraph 9(a) is hereby deleted in
         ------------------------------
its entirety and replaced with the following:

                  (a) Within fifteen (15) days after the occurrence of the first event constituting a Change in Control (irrespective of whether Executive has knowledge of such event) that is not a Hostile Takeover (as hereinafter defined), Employer and Executive shall enter into an escrow agreement in the form attached to the Addendum as Attachment C (the "Parachute Escrow Agreement") and Employer shall place in the escrow provided thereby immediately negotiable funds in an amount equal to Five Million Dollars ($5,000,000.00) attributable to Subparagraph 9(c) (the "Put Payment"); provided, however, that if the first event constituting a Change in Control is a Hostile Takeover (as hereinafter defined), then within fifteen
            (15) days after the occurrence of such event, (i) the remaining portion of the "Parachute Amount" (as hereinafter defined), net of any Gross Up Payments (as hereinafter defined) paid or payable by Employer within fifteen (15) days after the occurrence of such event, shall also be funded by Employer in immediately negotiable funds into such escrow and (ii) the parties shall make such changes to the Parachute Escrow Agreement as shall be appropriate to provide for the timely payment to Executive of such additional funds held in the escrow in the event Executive becomes entitled thereto under the applicable provisions of this Agreement. The Escrow Arrangement shall be maintained until the earlier of (A) nineteen (19) months after the occurrence of the first event constituting a Change in Control or (B) the payment to Executive of all funds in the escrow to which he is entitled pursuant to this Agreement and the Parachute Escrow Agreement.

      5. Amendment to Subparagraph 9(b)(1). Clause (1) of Subparagraph 9(b) is
         ---------------------------------
hereby deleted in the entirety and replaced with the following:

            (1) an amount equal to the sum of (i) the greater of $3,000,000 or the Severance Amount or, if applicable, the Minimum Severance Amount provided for in subparagraph 8(d)(1), and (ii) all Gross Up Payments (excluding any Gross Up Payments previously paid by Employer); and

      6. Amendment to Subparagraph 9(c). The following sentence is hereby added
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to the end of Subparagraph 9(c) of the Employment Agreement:

            Notwithstanding the first sentence of this Subparagraph 9(c), the Restricted Unit Award granted to Executive on April 12, 2001 shall not vest immediately upon the occurrence of the first event constituting a Change in Control and shall instead vest in accordance with the terms of such Restricted Unit Award.

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      7. Amendment to Subparagraph 9(d)(1). Subparagraph 9(d)(1) is hereby
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deleted in its entirety and replaced with the following:

                  (1) Excess Parachute Payment. If Executive incurs the tax (the
            "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, Employer will pay to Executive, within 15 days of any payment (or event treated as a payment under such Section 4999) under this Agreement that gives rise to Excise Tax (an "Excise Taxable Payment"), an additional amount (a "Gross Up Payment") such that the net amount retained by Executive after any such payment under this subparagraph 9(d)(1), after deduction of any Excise Tax on such Excise Taxable Payment and any federal, state and local income tax (together with penalties and interest) as well as the Excise Tax upon the payment under this subparagraph 9(d)(1) (collectively, the "Deductions"), will be equal to the portion of the Parachute Amount (less all amounts payable pursuant to this subparagraph 9(d)(1) with respect to such portion) that was payable, and such that the net amount retained by Executive from all Excise Taxable Payment(s) after all Deductions will be equal to the Parachute Amount (less all amounts payable pursuant to this subparagraph 9(d)(1)).

      8. Amendments to Subparagraphs 9(d)(2) and 9(d)(4). In each instance in
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which the term "the Gross Up Payment" appears in each of Subparagraphs 9(d)(2)
and 9(d)(4), the term is hereby amended to read "any Gross Up Payment".

      9. Amendment to Paragraph 17. Paragraph 17 of the Employment Agreement is
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hereby deleted in its entirety and replaced with the following:

            17. Mediation and/or Arbitration; Other Disputes.
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                  (a) General Procedures. In the event of any dispute or
            controversy arising under or in connection with the terms of this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") before resorting to arbitration, provided, however, that if the dispute or controversy concerns whether Executive is entitled to a severance payment or to other benefits provided in subparagraph 8(d) of this Agreement, the amount of severance, or the amount of other benefits to which the Executive is entitled under subparagraph 8(d) of this Agreement, the expedited procedures in subparagraph 17(b) will apply. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it is submitted to mediation, the parties will settle any remaining dispute or controversy exclusively by arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the AAA then in effect. The Commercial Mediation and Arbitration Rules were selected at the request of Executive. The parties hereto agree that any dispute relating to the terms of this Agreement or the performance by the parties


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            of their respective obligations under the terms of this Agreement shall not in any event be subject to the AAA's National Rules for the Resolution of Employment Disputes. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by Employer. Each party agrees to pay its own legal fees and expenses incurred in connection with mediation and/or arbitration.

                        Notwithstanding the above, Employer shall be entitled to
            seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of paragraph 5 or 6 hereof. Should a dispute occur concerning Executive's mental or physical capacity as described in subparagraphs 7(b) or 8(b), a doctor selected by Executive and a doctor selected by Employer shall be entitled to examine Executive. If the opinion of Employer's doctor and Executive's doctor conflict, Employer's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

                        Any amount to which Executive is entitled under this
            Agreement (including any disputed amount) which is not paid when due shall bear interest from the date due until paid at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum lawful rate.

                  (b) Expedited Procedures. The following expedited procedures
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            apply in the event of any dispute or controversy concerning whether
            Executive is entitled to a severance payment or to other benefits provided in subparagraph 8(d) of this Agreement, the amount of severance, or the amount of other benefits to which Executive is entitled under subparagraph 8(d) of this Agreement, and are intended to supplement the general procedures detailed above. The parties shall first promptly try in good faith to settle such dispute or controversy by expedited mediation under the Commercial Mediation Rules of the AAA, as modified by this Agreement, before resorting to arbitration. In the event that such dispute or controversy remains unresolved in whole or in part for a period of fifteen (15) days after either party files a request for expedited mediation with the AAA, the parties will settle any remaining dispute or controversy exclusively by expedited arbitration in Dallas, Texas in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the AAA then in effect, as modified by this Agreement. The parties agree that the arbitration hearing will be held sixty (60) days after the filing of a demand for expedited arbitration. The parties further agree that the following deadlines shall apply: (1) a party has fifteen (15) days following the conclusion of the mediation period to file an arbitration demand; (2) the opposing party then has seven (7) days to file an answering statement; (3) thereafter, the parties have thirty-five (35) days to conduct discovery, and (4) the parties have seven (7) days following the close of discovery to exchange copies of all exhibits that they intend to submit at the hearing. During the first five (5) days of the discovery period, and prior to either party starting discovery, the parties must agree upon the type of discovery that will be conducted and upon a discovery schedule. Any dispute regarding the type of discovery or the discovery


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            schedule must be resolved by the arbitrator during a discovery conference conducted in person or on the telephone within the first five (5) days of the discovery period. The parties agree that the arbitrator shall have fifteen (15) days after the arbitration hearing to issue an award. The award shall be written and reasoned, if requested by one of the parties.

      10. Counterparts. This Addendum may be executed in several counterparts,
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each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Addendum effective as of the date set forth above.

                       WYNDHAM INTERNATIONAL, INC.

                       By:/s/ Theodore Teng
                          ----------------------------------------------------
                            Theodore Teng
                            President and Chief Operating Officer

                          /s/ Fred J. Kleisner
                          ----------------------------------------------------
                            Fred J. Kleisner, Executive


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